EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our reports dated April 27, 2004 (except for paragraph number 1 in Note 11 to the financial statements, as to which the date is May 13, 2004 and paragraph number 3 in Note 11, as to which the date is June 2, 2004) accompanying the consolidated financial statements and schedule included in the Annual Report of Stellent, Inc. on Form 10-K for the year ended March 31, 2004. We hereby consent to the incorporation by reference of said report in the registration statements of Stellent, Inc. on Forms S-8 (File No. 333-66449, effective October 30, 1998, and File No. 333-102130, effective December 23, 2002).

/s/	GRANT THORNTON LLP

Minneapolis, Minnesota
August 25, 2004